Exhibit 99.4

LIBERTY LATIN AMERICA LTD.

FORM OF NOTICE TO RIGHTS HOLDERS WHO ARE RECORD HOLDERS

Up to 49,019,607 Class C Common Shares

Issuable Upon Exercise of Transferable Rights*

Enclosed for your consideration is a prospectus, dated September 10, 2020 (the “Prospectus”), relating to the offering (the “Rights Offering”) by Liberty Latin America Ltd. (the “Company”) of transferable rights (the “Class C Rights”) to subscribe for the Company’s Class C common shares, par value $0.01 per share (“Class C Common Shares”), by holders of record of the Company’s Class A common shares, par value $0.01 per share (“Class A Common Shares”), Class B common shares, par value $0.01 per share (“Class B Common Shares”), and Class C Common Shares (“Record Date Shareholders”) as of 5:00 p.m., New York City time, on September 8, 2020 (the “Record Date”).

Pursuant to the Rights Offering, the Company is issuing Class C Rights to subscribe for up to 49,019,607 of the Company’s Class C Common Shares, on the terms and subject to the conditions described in the Prospectus (plus additional Class C Common Shares which may be issued as a result of rounding fractional Class C Rights up to the nearest whole right, as described in the Prospectus). The Class C Rights may be exercised at any time during the subscription period, which commences on September 11, 2020. The Rights Offering will expire at 5:00 p.m., New York City time, on September 25, 2020, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Time”). The Class C Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol “LILAR” until the Expiration Time.

As described in the Prospectus, Record Date Shareholders received 0.2690 of a Class C Right for each Class A Common Share, Class B Common Share or Class C Common Share held by such holder as of the Record Date. Each whole Class C Right entitles a holder (the “Rights Holder”) to purchase one new Class C Common Share, which is referred to as the “Basic Subscription.” The total number of Class C Rights to be issued to each Record Date Shareholder was rounded up to the nearest whole number (after taking into account the aggregate number of Class C Rights each Record Date Shareholder would otherwise be entitled to receive in respect of the aggregate number of the Company’s common shares held of record by such Record Date Shareholder as a result of the Rights Offering). Such rounding was made with respect to each beneficial Shareholder. The subscription price per share is $7.14 (the “Subscription Price”), which is equal to an approximate 25% discount to the volume weighted average trading price of the Class C Common Shares over the three trading day period beginning on August 31, 2020 and ending on (and including) September 2, 2020.

If any Class C Common Shares available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the “Remaining Shares”), a Rights Holder that has exercised fully its Class C Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the “Oversubscription Privilege.”

The Class C Rights will be evidenced by subscription certificates (the “Rights Certificates”).

Enclosed are copies of the following documents:

1.	Prospectus, dated September 10, 2020;

2.	Rights Certificate and Instructions for Use; and

3.	Notice of Guaranteed Delivery

(*)	Plus additional Class C Common Shares which may be issued as a result of rounding fractional Class C Rights up to the nearest whole right as described in the Prospectus.

Your prompt attention is requested. To exercise Class C Rights, you should complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each Class C Common Share subscribed for pursuant to the Basic Subscription and the Oversubscription Privilege to Computershare N.A. (the “Subscription Agent”), as indicated on the Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Rights Certificate and full payment at or prior to the Expiration Time. You are responsible for the method of delivery of Rights Certificates, any necessary accompanying documents and payment of the Subscription Price to the Subscription Agent. If you send the Rights Certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. There may be unexpected delays in mail processing times as a result of the coronavirus (COVID-19) pandemic. You should allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of any payment by personal check prior to the Expiration Time.

You will have no right to rescind your subscription following the Subscription Agent’s receipt of your payment of the Subscription Price, except as described in the Prospectus. Class C Rights not exercised at or prior to the Expiration Time will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED, THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: 877-750-8312.

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